Exhibit 10.2

TWELFTH AMENDMENT TO

MASTER TRANSACTION AGREEMENT

This Twelfth Amendment to the Master Transaction Agreement (this “Amendment”), dated as of June 8, 2009 (the “Amendment Date”), by and among MXEnergy Inc., a Delaware corporation (the “Counterparty”), MXEnergy Holdings Inc. (the “Parent”) and certain Subsidiaries thereof, as guarantors (collectively, the “Guarantors”), and Societe Generale, as hedge provider (the “Hedge Provider”).

PRELIMINARY STATEMENTS

A.          Reference is made to each of (i) the Master Transaction Agreement, dated as of August 1, 2006 (as amended by (A) the First Amendment to Master Transaction Agreement dated as of April 6, 2007, (B) the Second Amendment to Master Transaction Agreement dated as of December 17, 2007, (C) the Third Amendment to Master Transaction Agreement dated as of May 12, 2008, (D) the Fourth Amendment to Master Transaction Agreement dated as of July 31, 2008, (E) the Fifth Amendment to Master Transaction Agreement dated as of September 30, 2008, (F) the Sixth Amendment to Master Transaction Agreement dated as of November 4, 2008, (G) the Seventh Amendment to Master Transaction Agreement dated as of November 7, 2008, (H) the Eighth Amendment to Master Transaction Agreement dated as of November 17, 2008, (I) the Ninth Amendment to Master Transaction Agreement dated as of March 16, 2009, (J) the Tenth Amendment to the Master Transaction Agreement dated as of May 15, 2009, and (K) the Eleventh Amendment to the Master Transaction Agreement dated as of May 29, 2009 (the original Master Transaction Agreement, as amended through the Eleventh Amendment, being herein referred to as the “Master Transaction Agreement”), among the Counterparty, the Guarantors and the Hedge Provider, (ii) the ISDA Master Agreement (as defined in the Master Transaction Agreement and amended to date), (iii) the Credit Agreement (as defined in the Master Transaction Agreement and amended to date), and (iv) the Intercreditor Agreement (as defined in the Master Transaction Agreement and amended to date);

B.           The Counterparty and the Guarantors have requested that the Hedge Provider amend the Master Transaction Agreement;

C.           The Hedge Provider is willing to amend the Master Transaction Agreement on the terms and conditions set forth herein; and

D.          The Hedge Provider and the Counterparty have agreed to certain other matters relating to the foregoing as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.           Definitions. Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the meanings specified in the Master Transaction Agreement, the ISDA Master Agreement, the Credit Agreement or the Intercreditor Agreement (as applicable).

Section 2.           Amendments to Master Transaction Agreement.  The Master Transaction Agreement is hereby amended as set forth below, which amendments shall be effective as of the date (the “Amendment Effective Date”) on which the requirements set forth in Section 4 of this Amendment are satisfied:

(a)           Section 1.01 of the Master Transaction Agreement is hereby amended to add the following definitions in their appropriate alphabetical order:

“Accrued Payments” means $2,999,000, which amount represents all amounts as of June 8, 2009 (other than the Extension Fee and the Management Fee) which have accrued and would otherwise be payable by the Counterparty to the Hedge Provider (without any provision for netting that may otherwise be applicable under the Master Transaction Agreement or the ISDA Master Agreement) on or before June 30, 2009 under the Master Transaction Agreement and the ISDA Master Agreement.

“Accrued Receipts” means $1,314,000, which amount represents all amounts as of June 8, 2009 which have accrued and would otherwise be payable by the Hedge Provider to the Counterparty (without any provision for netting that may otherwise be applicable under the Master Transaction Agreement or the ISDA Master Agreement) on or before June 30, 2009 under the Master Transaction Agreement and the ISDA Master Agreement.

“Determination Date” means each Business Day.

“Extension Fee” means an amount equal to $1,000,000 payable by the Counterparty to the Hedge Provider pursuant to Section 3 of the Twelfth Amendment, which fee shall include any amount otherwise payable as a Management Fee by the Counterparty under the terms of the Master Transaction Agreement for the period ended August 1, 2009.

“Release Date” means the date, if any, on which the Hedge Provider is replaced under the Hedge Facility by novation or otherwise, and on which all Obligations of the Counterparty under the Hedge Facility are paid in full or otherwise satisfied, and no further commitment is provided by or available from the Hedge Provider under the Hedge Facility.

“Twelfth Amendment” means the Twelfth Amendment to Master Transaction Agreement, dated as of June 8, 2009, by and among the Counterparty, the Parent, the Guarantors and the Hedge Provider.

“Unearned Extension Fee” means the lesser of (i) $750,000 and (ii) an amount equal to (A) $1,000,000 times (B) a fraction, the numerator of which is the number of days from (but excluding) the Release Date to (and including) July 31, 2009, and the denominator of which is 31 (i.e., the number of days from (but excluding) June 30, 2009 to (and including) July 31, 2009).

“Unsecured Exposure” means, as determined by the Hedge Provider as of any Determination Date, the amount by which the aggregate Exposure (as defined in the ISDA Credit Support Annex) of the Hedge Provider (in its capacity as Secured Party under the ISDA Credit Support Annex) for all Hedging Transactions in effect on such date exceeds the Value of any Posted Collateral provided by the Counterparty, as Pledgor under the ISDA Credit Support Annex, as of such date.

(b)           The fourth and fifth paragraphs of the definition of “Milestone” contained in Section 1.01 of the Master Transaction Agreement are hereby amended and restated in their entirety as follows:

“(iv)  June 30, 2009, the Counterparty shall deliver to the Hedge Provider written evidence satisfactory to the Hedge Provider of either (A) the commencement of an exchange offer (or other similar offer as contemplated by or defined in any applicable Federal securities laws) by the Parent for partial payment, conversion and restructuring of not less than 70% of the outstanding principal amount of its Senior Unsecured Floating Rate Notes on or prior to July 31, 2009, or (B) a binding commitment, in form and substance satisfactory to the Hedge Provider and not involving a financing from any of the Lenders, for the replacement of the Hedge Provider under the Hedge Facility, or otherwise for the satisfaction and payment in full of all outstanding Obligations of the Counterparty under the Hedge Facility; and

(v)  July 31, 2009, a Liquidity Event shall be consummated.”

(c)           Section 2.06(a) of the Master Transaction Agreement is hereby amended to delete “June 8, 2009” (as provided for in the Eleventh Amendment to Master Transaction Agreement, dated as of May 29, 2009) and to insert in lieu thereof “July 31, 2009”.

(d)           Section 7.01 of the Master Transaction Agreement is hereby amended to add the following “Specified Events” as new paragraphs (l) and (m) of such Section 7.01:

“(l)          The Counterparty shall fail to pay in full when due the Extension Fee and all Accrued Payments as required under Section 3(a) of the Twelfth Amendment; or

(m)          At any time subsequent to the effectiveness of the Twelfth Amendment (i) the Counterparty shall fail to maintain a Borrowing Base Availability (as defined in the Credit Agreement) in an amount at least equal to $10,000,000, as reported by the Counterparty in its most recent Borrowing Base Report provided to the Administrative Agent pursuant to Section 5.06(e) of the Credit Agreement, or (ii) the definition of Borrowing Base contained in the Credit Agreement as of the effective date of this Twelfth Amendment shall be amended, or any provision thereof shall be waived, in either case without the prior written consent of the Hedge Provider.  For purposes of determining the Borrowing Base on any date, the amount deducted as the Swap Termination Value of the Swap Contracts (as each such term is defined in the Credit Agreement) with respect to all Hedge Transactions in effect on such date shall be the Unsecured Exposure as of such date.”

(e)           Section 5.06 of the Master Transaction Agreement is hereby amended by adding a new paragraph “(l)” immediately following paragraph (k) of such Section to read as follows:

“(l)          Borrowing Base Reports.  The Company shall provide to the Hedge Provider (i) a copy of each Borrowing Base Report provided to the Administrative Agent pursuant to Section 5.06(e) of the Credit Agreement, and (ii) immediate written notice of any proposed modification or waiver of any provision of the definition of the term “Borrowing Base” contained in the Credit Agreement as of the effective date of this Twelfth Amendment.”

Section 3.           Payment of Extension Fee and Accrued Payments; Payment of Accrued Receipts; Rebate of Unearned Extension Fee.

(a)           The Counterparty and the Guarantors hereby agree to pay to the Hedge Provider, in immediately available funds not later than 4:00 p.m. New York time on June 12, 2009, an amount equal to the sum of (i) the Extension Fee and (ii) the Accrued Payments.

(b)           The Hedge Provider shall pay to the Counterparty, in immediately available funds not later than 4:00 p.m. on the second (2nd ) Business Day following the Release Date, an amount equal to the sum of (i) the Accrued Receipts and (ii) the Unearned Extension Fee.

Section 4.           Conditions to Effectiveness.  This Amendment shall be effective on the date on which the Hedge Provider shall have received each of the following, in form and substance satisfactory to the Hedge Provider:

(a)         written evidence in form and substance satisfactory to the Hedge Provider that (i) the stated expiration date of the Letter of Credit provided by the Counterparty pursuant to the Master Transaction Agreement in the amount of $35,000,000 has been extended to August 24, 2009,

(ii) the Administrative Agent and the Lenders shall have consented to the terms and conditions set forth in this Amendment and shall have waived compliance by the Counterparty with any of the terms and conditions of the Credit Agreement or the other Loan Documents as may be necessary in connection with this Amendment and the performance by the Counterparty of its obligations hereunder, and (iii) any and all third party consents or waivers required in connection with this Amendment have been obtained;

(b)         counterparts of this Amendment, duly executed and delivered by the Counterparty and the Guarantors;

(c)         written evidence of corporate authority satisfactory to the Hedge Provider, which may include an opinion of outside counsel, regarding the authority of Counterparty and all Guarantors to execute and deliver this Amendment and to fulfill their respective obligations hereunder; and

(d) (i) an amendment to the Intercreditor Agreement providing for the amendment of the term “Secured Counterparty Primary Collateral” to include all rights, whether now owned or hereafter acquired, and proceeds therefrom under (A) all contracts of the Counterparty or any of its Subsidiaries for the sale of electricity or gas or related products to one of the customers of the Counterparty or such Subsidiary (1) for which the Hedge Provider provides (x) any of the electricity or gas or related products or (y) commodity price hedging or futures sales of commodities, and (2) in which a Lien is granted or purported to be granted to the Hedge Provider as security for any Obligation owing to the Hedge Provider, excluding, however, accounts (as defined in the UCC) with respect to such contracts, whether now owned or hereafter acquired, and all proceeds from such accounts, and (B) all Collateral Accounts and Collateral Account Property (as each such term is defined in the Intercreditor Agreement), and (ii) such other documents, amendments, filings or other instruments as may be required to establish and perfect for the benefit of the Hedge Provider a first lien on the Secured Counterparty Primary Collateral.

Section 5.            Representations and Warranties. Each Transaction Party hereby jointly and severally represents and warrants to the Hedge Provider that, as of the Amendment Date and as of the Amendment Effective Date:

(a)         all representations and warranties of such Transaction Party contained in the Master Transaction Agreement and any other Transaction Document are true and correct in all material respects with the same effect as if such representations and warranties had been made on the Amendment Date (it being understood and agreed that any representation which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date);

(b)         no Specified Event, and no Event of Default, Termination Event or Third Party Hedge Agreement Specified Event on the part of any Transaction Party, has occurred and is continuing;

(c)         no authorization, approval, consent, waiver or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by any Transaction Party of this Amendment;

(d)         this Amendment has been duly authorized by all necessary corporate or other organizational action of each Transaction Party and has been duly executed and delivered by each Transaction Party; and

(e)         this Amendment and the Master Transaction Agreement (as amended by this Amendment) constitutes a legal, valid and binding obligation of each Transaction Party, enforceable against each Transaction Party in accordance with its terms.

Section 6.            Release.  As a material part of the consideration for the Hedge Provider to enter into this Amendment, each Transaction Party, on behalf of itself and its officers, directors, equity holders, Affiliates, successors and assigns, hereby releases and forever discharges the Hedge Provider and their respective predecessors, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, and Affiliates (each a “Hedge Party”) from any and all claims, expenses, costs, causes of actions or other losses or liabilities of any nature whatsoever existing on the Twelfth Amendment Effective Date, including, without limitation, all claims, expenses, costs, causes of actions or other losses or liabilities for or in respect of contribution and indemnity, whether arising at law or in equity, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Transaction Party may have or claim to have against any Hedge Party under, arising out of, in connection with, or in any way related to, this Amendment or any Hedge Documents.  For the avoidance of doubt, the provisions of this clause shall survive any termination of the Master Transaction Agreement, as amended hereby.

Section 7.            Consent of Guarantors; Confirmation of Guarantees and Transaction Documents. Each Guarantor hereby consents to the execution, delivery and performance of this Amendment and hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the Guarantee contained in Article VIII of the Master Transaction Agreement and the terms and provisions of each other Transaction Document are, and each of the same shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.

Section 8.            Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with. the internal laws of the State of New York without regard to conflict of laws principles.

Section 9.            Entire Agreement Transaction Document.  Except to the extent specifically modified and amended by this Amendment, the Master Transaction Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Amendment, the Master Transaction Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties and supersede all prior agreements and understandings, whether written or oral, among the parties hereto concerning the transactions provided herein and therein. This Amendment is and shall be deemed to he a Transaction Document in all respects and for all purposes.

Section 10.          Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

Section 11.          Headings. The headings set forth in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.          Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 13.          Legal Fees; No Novation Fees. In addition to the other payments provided for herein, Counterparty and the Guarantors shall pay promptly upon request by the Hedge Provider all legal fees incurred by the Hedge Provider in connection with this Amendment.  The Hedge Provider agrees that, except as otherwise set forth herein, no additional fees shall be due from the Counterparty or the Guarantors in respect of the novation of the Hedge Facility or any similar transaction related to Hedge Facility entered into by the Counterparty in furtherance of the requirements of the Milestones set forth herein, other than amounts representing costs and expenses actually and reasonably incurred by the Hedge Provider in connection therewith and any amount payable in respect of the value of the Hedge Facility.

Section 14.          No Novation. The parties intend that the execution and delivery of this Amendment shall not constitute a novation of either Agreement or any Transactions thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the Amendment Date.

COUNTERPARTY:

MXENERGY INC.

By:	/s/CHAITU PARIKH
Vice President and Chief Financial Officer

GUARANTORS:

MXENERGY ELECTRIC INC.
MXENERGY HOLDINGS INC.
ONLINE CHOICE INC.
MXENERGY GAS CAPITAL HOLDINGS CORP.
MXENERGY ELECTRIC CAPITAL HOLDINGS
CORP.
MXENERGY GAS CAPITAL CORP. MXENERGY ELECTRIC CAPITAL CORP. MXENERGY CAPITAL HOLDINGS CORP. MXENERGY CAPITAL CORP. MXENERGY SERVICES INC.

INFOMETER.COM INC.

By:	/s/CHAITU PARIKH
Vice President and Chief Financial Officer

HEDGE PROVIDER:

SOCIETE GENERALE

By:	/s/GONZAGUE BATAILLE
Managing Director
Head of Commodity Markets The Americas